Exhibit 10.17

Employment Agreement between
Weber-Stephen Nordic A/S Danmark filial and

Dr. Steffen Hahn

This employment agreement (the "Agreement") has per today been entered into between
(1)Weber-Stephen Nordic A/S Danmark filial. 516402-9992, Tulegatan 3, 113 58 Stockholm (the "Company"); and
(2)Dr. Steffen Hahn, [ADDRESS] (the "Employee")

The Company and the Employee are together referred to as the "Parties".

1.Commencement date and position
1.1The employment shall commence on March 1, 2020, and is valid for an indefinite term.
1.2The possibility of ordinary termination of the employment before the commencement of the employment is excluded. In case the Employee unlawfully and willfully or negligently fails to commence or to timeously commence service under the employment or if he terminates the employment contrary to the terms and conditions of the employment contract, the Employee agrees to pay to the Company a contractual penalty amounting to half a monthly gross salary. This is without prejudice to the Company's right to assert claims for further damage.
1.3The Employee is employed as a salaried employee and presently holds the position of Senior Vice President. Commercial and Hub Lead South. The Company reserves the right to assign to the Employee, in consideration of Employee's legitimate interests, other equivalent and reasonable tasks which correspond to the Employee's qualification and skills. The Company also reserves the right to change the Employee's title at any time during the employment.
1.4This Agreement supersedes any prior agreement. letter of intent or similar, whether oral or in writing, between the Employee and the Company or any associated company. For the avoidance of doubt, the term "associated company" in this Agreement means a legal entity that, directly or indirectly, controls the Company, or is controlled by the Company or under common control with the Company, irrespective of in which country the entity is registered. This Agreement may only be amended by an instrument in writing duly executed by the Parties.

2.General information of the employment
2.1The employment is full-time, i.e. 40 hours per week, excl. lunch, The position will from time to time require work on additional hours. No compensation will be paid for any such additional hours, since such work has been taken into account, inter alia, when determining the salary level.
1.2This Agreement is based on mutual loyalty and trust. The Employee shall devote all working hours and care to promote and protect the Company's interests in accordance with his best abilities and the Company's policies and instructions. The Employee is not allowed to be engaged, directly or indirectly, in any other employment or business (irrespective of whether the business is a competing business of the Company or any associated company), or activity (incl. non-profit organizations as well as commercial organizations). without the prior written consent of the Company. Confirmed assignments for the fiscal year 2019/2020 are the Employee's private support as a lecturer to SOS Children Villages and WWF, and the Employee's attendance to "Best practices in marketing" at the executive leadership forum at the University of St. Gallon at the Employee's own cost. Any amounts that the Employee may earn from such assignments will be donated in full to SOS Children Villages. The Employee's commitment to said assignments shall not exceed three (3) days in total.
1.3The Employee shall be based at his private home in Stockholm, Sweden, or at such other location that the Company requires from time to time.
1.4The performance of the Employee's duties requires substantial traveling outside Sweden in order to promote the Company's and the associated companies· interests. No compensation in addition to what is stated in this Agreement will be paid for travel time and the performance of the Employee's duties.

3.Remuneration

3.1The Company shall to the Employee pay a fixed monthly gross salary amounting to SEK 312.541, to be paid in arrears before the expiry of each calendar month.
3.2The salary is subject to annual review and adjustment at the discretion of the Compensation Committee of the Board of Managers of Weber-Stephen Products LLC.
3.3The Employee may be entitled to a bonus in accordance with a separate bonus program (Incentive Compensation Program -AICP) being currently in place. Any eligibility for bonus will be communicated separately to the Employee. The receipt of bonus or payment under any such program one year shall not create any right or expectation to any bonus or payment in any subsequent year. The Company and any associated company reserve the right to amend or cancel any bonus program at their own discretion. Bonus does not ground for pension benefits.

For Fiscal Year 2020 (October 2019 until End of September 2020) target payout is 60% of the base salary and payout can range from 0%-200% of the target. depending on company performance and target definition, which will be defined in a separate Bonus Letter; Notwithstanding, the bonus will be pro-rated and based on the actual month of employment in Fiscal Year 2020 guaranteed at 100% target.
1.4Even if, in the context of the employment relationship, certain benefits or privileges have been granted several times or if certain processes have been handled in the same way several times, this does not entail an entitlement to such grants or handling in the future.

4.Vacation

4.1The Employee is entitled to 30 days of vacation for each holiday year, to be taken at such times as agreed with the Company. Holiday is calculated in accordance with the Company's from time to time applicable vacation policy. Upon termination of the employment. the Company shall have the right to deduct from the salary any vacation taken but not yet earned.

5.    Car allowance

The Employee is entitled to a monthly car allowance, which will be an equivalent to the usage of a Mercedes E class in a fixed monthly gross amount of 13.395 SEK.The Parties are aware that this benefit is subject to taxation.

6.Expenses
6.1The Company shall reimburse the Employee for all reasonable travel, hotel and other out-of-pocket expenses incurred in the discharge of the Employee's duties provided that the Employee provides the Company with receipts or other supportive documentation in accordance with the Company's policy applicable from time to time.
6.2Expenses drawn on the Company's credit card (it such card is available for the Employe's use) which the Employee has not accounted for in accordance with the Company's expense reporting policy within two (2) months of the due date of the credit card company's invoice, may be set off by the Company against the Employee's net salary.

7.Intellectual property rights

7.1The sole ownership of all rights, including intellectual property rights, to any results and material made, designed or produced by the Employee (alone or jointly with others) at any time during the employment belongs exclusively to the Company. This includes the right for the Company to copy, further develop, or alter, any results, material or intellectual property rights, and to license or transfer rights to third parties.
7.2The Employee agrees that he will (without any additional compensation), at any time during the employment and for a period of five (5) years after the expiry of the employment, execute any such further documents or deeds as the Company, at its sole discretion, finds necessary or desirable in order to protect, register, maintain or in any other way to fully enjoy the Company's rights in Section 7.1.
7.3The Employee agrees that he will not at any time during the employment or thereafter, directly or indirectly, make use of or exploit the Company's material, results or intellectual property rights in Section 7.1, without the prior written consent of the Company.

8.Confidentiality

8.1The Employee is obliged both during the term of the employment and after its termination to keep any and all business and operational information and affairs of the Company and its associated companies strictly secret vis-a-vis third parties and other employees who are not directly involved in the respective field of activity unless such information or affairs. is/ are generally known. The Employee is obliged to comply with any instructions to keep certain facts secret. In case of doubt, the Employee has to obtain appropriate instructions from the Company regarding the confidentiality of certain facts. The Employee is forbidden to pass on or disclose any documents, as a whole or in extracts, in the original or copied, in paper form or on other data carriers including but not limited to electronic data carriers. This nondisclosure obligation also pertains to information and affairs of the customers of Company and its associated companies.
8.2The Employee is obliged to comply with local applicable provision of Data Protection law as well as GDPR within EMEA as well as with the internal data protection regulations of the Company in their respective version valid at the time. Pursuant to the provisions of GDPR, the Employee is forbidden from processing or using personal data without appropriate authorization, i.e. these data may only be stored, modified, deleted, blocked or transmitted for the purpose of lawful performance of the tasks assigned to the Employee

(data secrecy). Any violation of data secrecy may be subject to serious consequences.
6.3Any documents received or elaborated by the Employee in the context of his work are, become and remain exclusive property of the Company. They must not be used for any purposes other than the purposes of this employment relationship. The Employee is also forbidden from making copies or back-up copies of operational or company information on the Employee's own data carriers. Upon termination of the employment relationship. upon release of the Employee from the performance of his duties or upon the Company's request, the Employee is obliged to return to the Company without undue delay all such documents and all other documents relating to the Company or its associated companies (such as notes. minutes. reports. other correspondence, offers/ quotations or orders) and all data carriers and data and copies thereof as well as all items (incl. all work related equipment) made available to the Employee in the context of the employment relationship. Any right of retention of the aforesaid documents or items is excluded. The said documents and items have to be returned to address and authorized person as instructed by the Company.
6.4All documents and items placed at the disposal of or made available to the Employee by the Company or its associated companies have to be treated carefully. Any damage caused to them has to be reported to Company without undue delay. Unless explicitly agreed otherwise, the said documents and items must not be used for any purposes other than business purposes within the scope of the Employee's tasks.

9.For the performance of the Employee's duties the Company will provide such work equipment that the Company decides is necessary to carry out his duties from time to time. Currently such work equipment includes a telephone and a laptop. Termination

9.1The employment may be terminated by either party subject to a mutual notice period of six (6) months.
9.2During the notice period the Company may, at its own discretion, release the Employee from his duties. The Employee shall, however, remain at the Company's disposal during the notice period to perform any such duties that Company thinks fit.
9.3During the notice period the Employee may not commence any new employment or engage in any business activity without the prior written approval by the Company. In the event any such employment or business activity is approved by the Company, the Company will deduct from the salary and other remuneration, any income derived (or that may be derived) from the other employment or business activity.
6.4The Agreement expires without any prior notice period upon the Employee's retirement. The retirement age follows from local law applicable from time to time,
6.5The Company may terminate the Agreement with immediate effect (i.e. without any prior notice period and without any payment obligation whatsoever) in case of the Employee's gross misconduct or serious breach of any of the provisions in this Agreement. However. despite such termination, the Employee's obligations pursuant to Sections 7 {Intellectual Property Rights). 8 (Confidentiality). 10 (Non-competition), 11 (Non-solicitation) and 12 (Contractual Penalty) shall remain in full force.

10.Non-competition

10.1The Employee will gain access to the Company's and associated companies' specific knowledge and trade secrets, and the Parties agree that any use of such knowledge in a business that competes with the Company's or any associated company's business would cause the Company or any associated company considerable damage. Since it is a precondition for the Employee's employment that the Company and associated companies can disclose such information, the Employee will receive or obtain such information in confidence while in the service of the Company.
10.2The Employee agrees that he shall not at any time during the term of this Agreement and during a period of nine (9) months following the expiry of this Agreement, either directly or indirectly, for instance as a partner, officer, consultant. employee, director, executive or stockholder of any entity, be engaged. concerned, interested in or otherwise support any other company or business whatsoever which. directly or indirectly, is in competition with the business performed by the Company or any associated company].
10.3The Company shall as compensation for the inconvenience that the existing non-competition section causes the Employee, pay to the Employee the difference between his monthly income paid by the Company at the time of the expiry of this Agreement and the (lower) income he earns or could have earned from other employment or business. The compensation shall. however, not exceed 60% of the Employee's monthly income at the time of expiry of this Agreement, and is only payable for the period during which the non-compete restriction is in force and observed by the Employee. Monthly income in this Agreement means the average monthly base salary plus cash bonus. if any, which the Employee has received from the Company during the 12 months preceding the termination of employment. The Employee is obliged to limit any loss of income that the non-competition restriction causes the Employee. If any loss of income has been caused by any other reason than this non-competition restriction, the Employee is not entitled to any compensation under this section. A precondition for compensation under this section is that the Employee continuously on a monthly basis keeps the Company informed about his job seeking activities. and about the size of his income from new employment or business.
6.4The Employee shall not be paid any compensation during any period when the Employee receives severance pay (if any) from the Company. or if the employment is terminated due to (i) the Employee's retirement, or {ii) if the Company has terminated the Agreement {with notice or with immediate effect) due to the Employee's breach of this Agreement.
6.5During the employment the Company may, subject to one (1) month's notice, release the Employee from the non-compete restriction. In such a case no further compensation shall be paid to the Employee under the section above.

11.Non-solicitation

11.1The Employee shall not at any time during the term of this Agreement. unless so required in the proper performance of the Employee's duties under this Agreement. and during a period of nine (9) months following the expiry of this Agreement. whether on his own behalf or on behalf of any individual, company, firm, business or other organization. directly or indirectly have business dealings or professional contacts with anyone that has been a customer. dealer or prospective customer or prospective dealer of the Company or any associated company during the 12 months preceding the expiry of this Agreement. with the intention of persuading such a customer, dealer or prospect to change the business relationship with, to cease to do business with, or refrain from initiating a business relationship with the Company or any of its associated companies.
11.2The Employee shall not at any time during the six (6) months following the expiry of this Agreement. whether on his own behalf or on behalf of any individual, company, firm, business or other organization, directly or indirectly, (i) seek to entice away or solicit any employee or director from the Company or any associated company. or otherwise Influence any employee or director to end their employment in the Company or any associated company or (ii) work with or utilize the services of any employee or director of the Company or any associated company otherwise than through the Company or an associated company. The terms "employee" and "director" in this section means any employee or director that the Employee has worked together with or otherwise has had professional dealings with during the 12 months preceding the activity mentioned under (i) and (ii) above, or, if the employment has expired, during the 12 months preceding the expiry of this Agreement.

12.Contractual penalty

12.1If the Employee fails to comply with any of the provisions in Sections 2.2 (Loyalty), 7(1ntellectual Property Rights). 8(Confidentiality). 10(Non competition), or 11(Non-solicitation) the Employee shall pay to the Company promptly for each breach a contractual penalty amounting to six (6) times the Employee's average monthly gross income, calculated on the basis of his monthly income during the 12 months preceding the breach (regard shall only be given to the months during which the Employee has worked full time). or, if the employment has expired, at the time of the expiry of this Agreement.
12.2The payment obligation of the contractual penalty arises immediately upon any breach, and shall be completed independently of the quality or grounds of such breach. If the breach should be of an ongoing kind, each month that the breach continues shall constitute one breach and result in a payment obligation of the contractual penalty. Should the Company's actual loss exceed the contractual penalty, the Company shall be entitled to damages tor the excess amount and to take any other legal measures.

13.Processing of personal data and policies

13.1The Employee is hereby informed of that the Company, in connection with the Employee's employment, will need to process personal data with regard to the Employee such as tor example name, home address, personal identity number and bank account numbers.
13.2By signing this Agreement the Employee confirms that he has been informed of the Company's use of employees' personal data (Employee Data Notice). the Company's current Privacy Policy and IT Policy, Appendix 1a/b and 2.
13.3The Employee will comply with the Company's data protection policy in force from time to time when processing personal data during the employment including personal data relating to any employee, customer, supplier or promoter of the Company, or any other contacts that the Employee may have.
13.4The Employee agrees to comply with the Company's policies applicable from time to time regarding the use of the Company's computers and software programs, email system, internet etc. The Employee is aware that the Company has full access to overview all email correspondence, document handling and internet usage performed via the Company's data system.

6.5The Employee agrees to comply with the Company's Code of Conduct applicable from time to time. The current Code of Conduct is enclosed, Appendix 3.

14.Governing law and arbitration

14.1This Agreement shall be governed by and construed in accordance with the laws of Sweden.
14.2Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof. shall be finally settled by arbitration in accordance with the Rules tor Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be Swedish, unless the Parties agree on another language.
14.3The Parties agree that the arbitral proceedings. including, but not limited to. all information disclosed in the course of such proceedings and any decision made during the proceedings. shall be kept strictly confidential. Such confidential Information may not be disclosed to a third party without the prior written approval from both Parties, except it required to do so by law. or by any applicable stock exchange (or other recognized market place) regulations or for the purpose of securing the party's own interests against the other party in relation to a dispute.
• • •

This agreement has been duly executed in two (2) copies of which each of the parties has taken one.

The Company: Weber-Stephen Nordic A/S Denmark filial
	By:	/s/ Hans Jürgen-Herr
Name: Hans Jürgen-Herr Date: September 23, 2019 Place: Stockholm
The Employee: /s/ Dr. Steffen Hahn
Dr. Steffen Hahn Date: September 23, 2019 Place: Stockholm